Hasbro Initiates Sale Process for eOne TV and Film Business
Company Advances Entertainment Strategy Focused on Core Hasbro Brands including PEPPA PIG, TRANSFORMERS and DUNGEONS & DRAGONS
PAWTUCKET, R.I. – November 17, 2022 – Hasbro, Inc. (NASDAQ: HAS), a global branded entertainment leader, today announced that, in connection with the Company’s strategic review process led by its new CEO, Chris Cocks, the Board of Directors has authorized a sale process for the part of its eOne TV and film business not directly supporting the Company’s Branded Entertainment strategy. Hasbro will maintain the capability to develop and produce animation, digital shorts, scripted TV and theatrical films for audiences related to core Hasbro IP.
In support of its recently announced Blueprint 2.0 strategy, Hasbro plans to significantly increase strategic investment in key brands, with a focus on gaming, direct to consumer, Franchise Brands and licensing. Priority brands for investment include PEPPA PIG, TRANSFORMERS, DUNGEONS & DRAGONS, MAGIC: THE GATHERING, MY LITTLE PONY, POWER RANGERS, PLAY-DOH and Hasbro’s iconic portfolio of board games including MONOPOLY and CLUE. The Company plans to maintain significant development, production and financing capabilities to support its core brands across film, TV, animation and digital shorts. These projects will span Hasbro’s beloved brands and will also include the development of new IP such as the recently announced Kiya and the Kimoja Heroes that is scheduled to premiere on Disney Junior and Disney+ in 2023.
“Following our recent Investor Day where we introduced our new branded entertainment strategy, Blueprint 2.0, we received inbound interest from several parties for the part of the eOne television and film business that while valuable is not core to our go-forward strategy. This interest informed our decision to explore a sale process,” said Chris Cocks, Hasbro’s Chief Executive Officer. “The acquisition of eOne delivered fantastic talent, top tier production and deal making capability and beloved brands with strong toyetic potential including Peppa Pig. We will retain these terrific capabilities while exploring the best way to maximize the value of the eOne TV & Film Business for the benefit of our shareholders.”
Mr. Cocks continued, “As we execute Blueprint 2.0 with a focus on strategic investment in key franchise brands like D&D, Peppa Pig and Transformers, we plan to expand our entertainment offerings across scripted TV, digital shorts, and blockbuster films. We look forward to delighting audiences of all ages as we focus on delivering truly market-leading Hasbro-IP related entertainment.”
The Company has retained J.P. Morgan and Centerview Partners to assist with the sale process. Assets for the award-winning eOne Film & Television division that are a part of the potential sale include a 6,500+ content library, the non-Hasbro branded film and scripted TV business which produces and finances top tier content like The Woman King, Yellowjackets and The Rookie franchise, Hasbro’s interest in Entertainment One Canada Limited’s Canadian film and TV business, and Hasbro’s category-leading unscripted division which includes hits like the Naked & Afraid franchise.
The process aims to maximize the value of this significant business for Hasbro and its shareholders. There can be no assurance that the process will result in a sale. The Company anticipates that the process will take several months. In the interim, Hasbro’s entertainment team will continue to operate under the eOne production mark. Hasbro does not intend to make any additional comments regarding this process unless and until a transaction is entered into or the process is terminated.
About Hasbro
Hasbro (NASDAQ: HAS) is a global branded entertainment leader whose mission is to entertain and connect generations of fans through the wonder of storytelling and exhilaration of play. Hasbro delivers engaging brand experiences for global audiences through gaming, consumer products and entertainment, with a portfolio of iconic brands including MAGIC: THE GATHERING, DUNGEONS & DRAGONS, Hasbro Gaming, NERF, TRANSFORMERS, PLAY-DOH and PEPPA PIG, as well as premier partner brands.

Hasbro is guided by our Purpose to create joy and community for all people around the world, one game, one toy, one story at a time. For more than a decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media, one of the World’s Most Ethical Companies by Ethisphere Institute and one of the 50 Most Community-Minded Companies in the U.S. by the Civic 50. For more information, visit www.corporate.hasbro.com.
Forward Looking Statement Safe Harbor
Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by the use of forward-looking words or phrases, include statements relating to the Company’s exploration of strategic alternatives for the eOne TV and film business, including a potential sale of portions of that business that are not core to Hasbro, as well as any potential benefits in connection therewith, and the Company’s future entertainment plans. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties. Such risks and uncertainties include, among other things, the risk that the Company may not identify a suitable buyer or buyers for portions of the eOne TV and film business that are not core to Hasbro or ultimately pursue other strategic alternatives; the risk that the exploration of strategic alternatives or this public announcement may be disruptive to the Company’s business operations; the exploration of strategic alternatives may be time consuming and involve the dedication of significant resources and may require the Company to incur significant costs and expenses; the exploration of strategic alternatives could divert the attention of management from existing business operations, negatively impact the Company’s ability to attract, retain and motivate key employees, and expose the Company to potential litigation in connection with the process of exploring strategic alternatives or any resulting transaction; and other risks and uncertainties as may be detailed from time to time in our public announcements and U.S. Securities and Exchange Commission (“SEC”) filings. The statements contained herein are based on our current beliefs and expectations. We undertake no obligation to make any revisions to the forward-looking statements contained in this press release or to update them to reflect events or circumstances occurring after the date of this press release.
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Contacts
Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5464 | debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com